EXHIBIT 14.1

Consent of Independent Registered Public Accounting Firms

The Board of Directors
Technicolor (formerly THOMSON):

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-13178, 333-14224, 333-119938, 333-124241, 333-130657, 333-137680 and 333-149066) of Technicolor of our reports dated March 26, 2010, with respect to the consolidated balance sheets of Technicolor as of December 31, 2009, 2008 and 2007, and the related consolidated statements of operations, comprehensive income, cash flows, and changes in equity for the years then ended (our report thereon includes an explanatory paragraph drawing attention to Notes 1.2 and 3.1 of the consolidated financial statements, which describe, in particular, the Company’s situation in relation to the sauvegarde proceedings and its financial restructuring) and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 20-F of Technicolor.

Paris La Défense, March 30, 2010	Courbevoie, March 30, 2010

KPMG Audit	Mazars
A division of KPMG S.A.

/s/ Isabelle Allen	/s/ Grégoire Menou	/s/ Frédéric Allilaire	/s/ Simon Beillevaire
Isabelle Allen	Grégoire Menou	Frédéric Allilaire	Simon Beillevaire